EXHIBIT 99.1
Reynolds American Inc. Announces Expiration of Exchange Offer for Certain
Outstanding Notes of R.J. Reynolds Tobacco Holdings, Inc. and Related Consent
Solicitation
Winston-Salem, N.C. — June 19, 2006 — Reynolds American Inc. (NYSE: RAI) announced today the expiration of its previously announced offer to exchange, in a private offering, its new senior secured notes (the “RAI Exchange Notes”) for up to $1.45 billion aggregate principal amount outstanding of notes (the “RJR Notes”) previously issued by RAI’s direct, wholly owned subsidiary, R.J. Reynolds Tobacco Holdings, Inc. (“RJR”), and the related consent solicitation (the “Consent Solicitation”) to amend the indentures under which the RJR Notes were issued. The exchange offer expired at 5:00 p.m., New York City time, on June 16, 2006 (the “Expiration Date”). The RJR Notes consist of: $300 million aggregate principal amount of 6.500% Notes due 2007; $200 million aggregate principal amount of 7.875% Notes due 2009; $300 million aggregate principal amount of 6.500% Secured Notes due 2010; $450 million aggregate principal amount of 7.250% Notes due 2012; and $200 million aggregate principal amount of 7.300% Secured Notes due 2015. As of the Expiration Date, approximately $1.29 billion aggregate principal amount of the RJR Notes (approximately 88.9% of the total outstanding) had been validly tendered for exchange and not withdrawn, including: $236.4 million aggregate principal amount of 6.500% Notes due 2007 (78.8% of that series); $185.7 million aggregate principal amount of 7.875% Notes due 2009 (92.9%); $299.3 million aggregate principal amount of 6.500% Secured Notes due 2010 (99.8%); $367.9 million aggregate principal amount of 7.250% Notes due 2012 (81.8%); and $199.4 million aggregate principal amount of 7.300% Secured Notes due 2015 (99.7%).
RAI will accept all of these RJR Notes validly tendered and not withdrawn as of the Expiration Date. Settlement of the exchange offer is expected to occur on June 20, 2006. Upon settlement of the exchange offer, RAI will issue its new series of RAI Exchange Notes, in the aggregate principal amount of approximately $1.29 billion, each of which series will have identical terms as the corresponding series of RJR Notes exchanged with respect to principal amounts, interest rates, redemption terms and interest payment and maturity dates.
Holders of the RJR Notes were eligible to participate in the exchange offer only if they were either: (a) “institutional accredited investors” as defined in Rule 501(a)(1),(2),(3) and (7) under the Securities Act of 1933, as amended, and also “qualified institutional buyers” as defined in Rule 144A under the Securities Act; or (b) non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.
The RAI Exchange Notes have not been registered under the Securities Act or any state securities laws. Therefore, the RAI Exchange Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to purchase or sell any securities or a solicitation of an offer to purchase or sell any securities.
In conjunction with the exchange offer, consents were solicited to eliminate substantially all of the restrictive covenants and a bankruptcy event of default contained in the two indentures governing the RJR Notes. As of the Expiration Date, the requisite number of consents to adoption of the proposed amendments to both indentures had been validly delivered and not validly revoked. Accordingly, The Bank of New York Trust Company, N.A., as trustee under the indentures, RJR as issuer, and RAI and the other guarantors of the RJR Notes will enter into supplemental indentures effecting the amendments, which will be operative upon RAI’s acceptance of the RJR Notes validly tendered in the exchange offer and not validly withdrawn.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, Conwood Company, L.P., Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral. Conwood Company, L.P. is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products for U.S. and international markets. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.